Exhibit 1




                       FINANCIAL STATEMENTS AND SCHEDULES

                         FARM BUREAU 401(k) SAVINGS PLAN

                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                       WITH REPORT OF INDEPENDENT AUDITORS

                         Farm Bureau 401(k) Savings Plan

                              Financial Statements
                                  and Schedules


                     Years ended December 31, 1999 and 1998






                                    CONTENTS

Report of Independent Auditors..............................................1

Audited Financial Statements

Statements of Net Assets Available for Benefits.............................2
Statements of Changes in Net Assets Available for Benefits..................3
Notes to Financial Statements...............................................4


Supplemental Schedules

Schedule H, Line 4(i) - Schedule of Assets Held for Investment
   Purposes at End of Year..................................................9
Schedule H, Line 4(j) - Schedule of Reportable Transactions................10

                         Report of Independent Auditors


The Board of Directors
Iowa Farm Bureau Federation

We have audited the accompanying statements of net assets available for benefits of the Farm Bureau 401(k) Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes at end of year, and reportable transactions for the year then ended, are presented for the purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

The information presented in the schedules of assets held for investment purposes and schedule of reportable transactions assumes cost to be equal to current value as historical cost information is not available. Disclosure of cost information, which is not considered material to the financial statements taken as a whole, is required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

                                             /s/ Ernst & Young LLP

Des Moines, Iowa
May 19, 2000

                         Farm Bureau 401(k) Savings Plan

                 Statements of Net Assets Available for Benefits




                                                                                    DECEMBER 31
                                                                              1999              1998
                                                                        ------------------------------------
ASSETS
Investments:
   Mutual funds, at fair value:
     EquiTrust Series Fund, Inc.:
       High Grade Bond Portfolio                                             $   526,610       $   347,804
       High Yield Bond Portfolio                                                 596,843           413,173
       Managed Portfolio                                                       1,830,092         1,650,871
       Money Market Portfolio                                                    199,711           144,598
       Blue Chip Portfolio                                                     4,293,623         2,468,505
       Value Growth Portfolio                                                  2,957,296         2,514,378
                                                                        ------------------------------------
   Total investments in mutual funds                                          10,404,175         7,539,329

   Flexible premium deferred annuities                                         4,760,743         4,380,732
   FBL Financial Group, Inc. common stock                                      7,340,539         5,902,070
   Notes receivable from participants                                            989,227           820,749
                                                                        ------------------------------------
TOTAL INVESTMENTS AND NET ASSETS AVAILABLE FOR BENEFITS                      $23,494,684       $18,642,880
                                                                        ====================================



SEE ACCOMPANYING NOTES.

                         Farm Bureau 401(k) Savings Plan

                       Statements of Changes in Net Assets
                             Available for Benefits




                                                                              YEAR ENDED DECEMBER 31
                                                                              1999              1998
                                                                        ------------------------------------
Additions:
   Investment income:
     Interest                                                                $   308,691       $   279,466
     Dividends                                                                   323,452           226,018
     Net unrealized and realized gains (losses) on investments                  (658,772)         (266,580)
                                                                        ------------------------------------
                                                                                 (26,629)          238,904
   Contributions:
     Employees                                                                 3,827,320         3,188,032
     Employer                                                                  1,679,979         1,459,263
     Rollovers from other plans                                                  733,962           625,769
                                                                        ------------------------------------
Total additions                                                                6,214,632         5,511,968

Deductions - benefits paid to participants                                    (1,362,828)         (671,751)
                                                                        ------------------------------------
Net additions                                                                  4,851,804         4,840,217

Net assets available for benefits at beginning of year                        18,642,880        13,802,663
                                                                        ------------------------------------
Net assets available for benefits at
   end of year                                                               $23,494,684       $18,642,880
                                                                        ====================================



SEE ACCOMPANYING NOTES.

                         Farm Bureau 401(k) Savings Plan

                          Notes to Financial Statements

                                December 31, 1999



1. SIGNIFICANT ACCOUNTING POLICIES

Investments in EquiTrust Series Fund, Inc. and common stock of FBL Financial Group, Inc. are stated at fair market value, based on the latest quoted market price. Investments in flexible premium deferred annuities, which are considered fully benefit-responsive contracts, are valued at contract value (including earnings attributed to the investment). Contract value approximates fair value.

Notes receivable from participants are stated at the unpaid principal balance plus accrued interest, which approximate fair value. The interest rate is 1-1/2% above the FBL Flexible Premium Deferred Annuity Rate and was 7.25% during 1999 and ranged from 7.50% to 7.75% during 1998.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

During 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, ACCOUNTING FOR AND REPORTING OF CERTAIN DEFINED CONTRIBUTION BENEFIT PLAN INVESTMENT AND OTHER DISCLOSURE MATTERS (SOP 99-3). SOP 99-3, which was required to be adopted by the Plan during 1999, eliminated the requirement to disclose in a separate columnar format the activity of each participant directed investment option. Information for the Plan's non-participant directed investment in FBL Financial Group, Inc. common stock continues to be required to be reported separately. The adoption of SOP 99-3 had no impact on net assets available for benefits.


2. DESCRIPTION OF THE PLAN

Farm Bureau 401(k) Savings Plan (the Plan) is a defined contribution plan which is designed to provide retirement benefits. The Plan covers substantially all employees of the Iowa Farm Bureau Federation and affiliated companies (the Companies) including, beginning January 1, 1998, employees of the Arizona Farm Bureau Federation and the New Mexico Farm and Livestock Bureau and beginning January 1, 1999, employees of the Minnesota Farm Bureau Federation, South Dakota Farm Bureau Federation, and Utah Farm Bureau Federation. Effective January 1, 1998, the Plan was amended to discontinue 401(m) post-tax participant contributions and implement a 401(k) feature which allows only before-tax contributions. Under the amended plan, participants may contribute from 1% to 18% of their salaries, pre-tax, to the Plan, subject to certain limitations described in the plan document. The Companies match 50% of participant contributions up to 4% of eligible annual salary, excluding agency managers, assistant agency managers and, effective October 1, 1998, office assistants, who are employees of Farm Bureau Mutual

                         Farm Bureau 401(k) Savings Plan

2. DESCRIPTION OF THE PLAN (CONTINUED)

Insurance Company as well as participants who have accrued certain minimum benefits under the Farm Bureau Retirement Plan. Company matching contributions currently are in the form of common stock of FBL Financial Group, Inc., an affiliate. Participants are immediately fully vested in the contributions they make to the plan and, after three years of employment, contributions made on their behalf through the Company match. Agency managers, assistant agency managers and office assistants who are employees of Farm Bureau Mutual Insurance Company are eligible for a non-elective Company cash contribution.

The Plan also allows for participants to borrow money from the Plan subject to certain provisions.

On termination of service, the participant may elect to receive either a lump-sum amount equal to the value of the account or equal installment payments over a period of time not to exceed the life expectancy of the participant.

Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

The foregoing description of the Plan provides only general information. A more complete description of the Plan's provisions may be obtained from the plan administrator.


3. INVESTMENTS

Contributions are invested in the mutual funds, flexible premium deferred annuities sponsored by or offered by the Companies or common stock of FBL Financial Group, Inc. Participants may elect in which portfolios of the mutual funds to invest their contributions. The portfolios invest primarily in common stocks, fixed income, high quality corporate bonds, debt securities of the United States Government and short-term money market instruments. Participants electing to have contributions deposited into the Flexible Premium Deferred Annuities receive interest at a rate determined by the Board of Directors of Farm Bureau Life Insurance Company, with a guaranteed minimum rate of 3%. These rates vary based upon the investment experience of the general account of Farm Bureau Life Insurance Company. The interest rate credited to these contributions was 5.75% during 1999 and ranged from 6.0% to 6.25% during 1998. Participants who elect to purchase stock in the Company do so at its market price when the trade is executed.

                         Farm Bureau 401(k) Savings Plan

3. INVESTMENTS (CONTINUED)

Participants have no investment direction authority over that portion the FBL Financial Group, Inc. common stock related to the non-vested Company matching contributions. Accordingly, this investment is both participant and non-participant directed. A summary of the significant components of the changes in this investment is as follows:

                                                                             YEAR ENDED DECEMBER 31
                                                                            1999               1998
                                                                      ------------------ ------------------
   FBL Financial Group, Inc. common stock,
     beginning of year                                                     $5,902,070         $3,246,585
   Dividend income                                                             98,646             63,060
   Net unrealized and realized gains (losses) on investments                 (874,738)           679,543
   Contributions:
     Employees                                                                770,863            507,764
     Employer                                                               1,166,396          1,046,954
     Rollovers from other plans                                                22,885             79,979
   Benefits paid to participants                                             (172,360)           (33,236)
   Net transfers from other investments                                       426,777            311,421
                                                                      ------------------ ------------------
   FBL Financial Group, Inc. common stock,
     end of year                                                           $7,340,539         $5,902,070
                                                                      ================== ==================

The fair values of individual investments that represent 5% or more of the Plan's net assets are as follows:

                                                                                   DECEMBER 31
                                                                              1999             1998
                                                                        -----------------------------------
   EquiTrust Series Fund, Inc.:
     Managed Portfolio (184,671 shares in 1999 and 150,627 shares in
       1998)                                                                 $1,830,092       $1,650,871
     Blue Chip Portfolio (86,339 shares in 1999 and 58,746 shares in
       1998)                                                                  4,293,623        2,468,505
     Value Growth Portfolio (345,883 shares in 1999 and 261,914 shares
       in 1998)                                                               2,957,296        2,514,378
   Flexible premium deferred annuities                                        4,760,743        4,380,732
   Common stock of FBL Financial Group, Inc.
     (366,931 shares in 1999 and 243,014 shares in 1998)                      7,340,539        5,902,070

Net unrealized gains (losses) by investment type were as follows during the years ended December 31, 1999 and 1998:

                                                                              1999             1998
                                                                        -----------------------------------
   Mutual funds                                                               $ 215,966        $(946,123)
   FBL Financial Group common stock                                            (874,738)         679,543
                                                                        -----------------------------------
                                                                              $(658,772)       $(266,580)
                                                                        ===================================

                         Farm Bureau 401(k) Savings Plan

4. INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated April 30, 1998, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code") and, therefore, is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code and ERISA to maintain its tax-exempt status. The administrator is not aware of any course of action or series of events that have occurred that might adversely affect the Plan's qualified status.


5. ADMINISTRATIVE AND OPERATING EXPENSES

The Companies pay all administrative and operating expenses of the Plan.


6. SUBSEQUENT EVENTS

Effective January 1, 2000, the Plan document was amended to allow the Nebraska Farm Bureau 401(k) Savings Plan to merge into the Plan. The merger resulted in a transfer of approximately 100 additional participants and $1.5 million in investments into the Plan. The amendment also eliminated the three year vesting period for Company matching contributions.

Additionally, on January 1, 2000, the Plan added four new investment options and changed recordkeeper from DST Systems, Inc. to Wells Fargo & Company. Wells Fargo & Company was also named trustee of the Plan. These changes had no impact on net assets available for benefits.

                             Supplemental Schedules

                         Farm Bureau 401(k) Savings Plan
                                E.I.N. 42-0331840
                                    Plan #004

                 Schedule H, Line 4(i) - Schedule of Assets Held
                     for Investment Purposes at End of Year

                                December 31, 1999




                                           DESCRIPTION OF INVESTMENT
         IDENTITY OF ISSUE,                INCLUDING MATURITY DATE,
         BORROWER, LESSOR,           RATE OF INTEREST, COLLATERAL, PAR OR                           CURRENT
          OR SIMILAR PARTY                      MATURITY VALUE                    COST               VALUE
-----------------------------------------------------------------------------------------------------------------
Participant directed:
   EquiTrust Series Fund, Inc.       Investments in mutual fund as
                                        follows:
                                        High Grade Bond Portfolio                                   $    526,610
                                        High Yield Bond Portfolio                                        596,843
                                        Managed Portfolio                                              1,830,092
                                        Money Market Portfolio                                           199,711
                                        Blue Chip Portfolio                                            4,293,623
                                        Value Growth Portfolio                                         2,957,296

Farm Bureau Life Insurance Company   Flexible premium deferred annuities                               4,760,743

Various participants                 Notes receivable, 7.25% to 8.60%,
                                        due through December 2003                                        989,227
                                                                                               ------------------
                                                                                                      16,154,145
Non-participant directed:
   FBL Financial Group, Inc.         Class A common stock                       $  7,340,539*          7,340,539
                                                                           ====================


                                                                                               ------------------
Total investments                                                                                   $ 23,494,684
                                                                                               ==================



The issuers of all of the investments above are considered as parties-in-interest to the Plan.



* Cost is assumed to equal current value as historical cost information is not available for this investment.

                         Farm Bureau 401(k) Savings Plan
                                E.I.N. 42-0331840
                                    Plan #004

           Schedule H, Line 4(j) - Schedule of Reportable Transactions

                          Year ended December 31, 1999




NUMBER OF TRANSACTIONS      IDENTITY OF PARTY INVOLVED                    DESCRIPTION OF ASSET
----------------------- ------------------------------------ -----------------------------------------------

CATEGORY (iii) - SERIES OF TRANSACTIONS IN EXCESS OF 5 PERCENT OF PLAN ASSETS
FOR INVESTMENTS WITH NON-PARTICIPANT-DIRECTED ACTIVITY.

          99            FBL Financial Group, Inc.*           Purchases of FBL Financial Group common stock
          83            FBL Financial Group, Inc.*           Sales of FBL Financial Group common stock



THERE WERE NO CATEGORY (i), (ii) or (iv) TRANSACTIONS DURING THE YEAR ENDED DECEMBER 31, 1999.


* Indicates party-in-interest to the Plan.


Cost information is not available. Purchases include expenditures for securities and realized and unrealized gains/losses during the year. Sales represent proceeds received upon sale of securities.


                                                               CURRENT VALUE OF ASSET
    PURCHASE PRICE      SELLING PRICE      COST OF ASSET        ON TRANSACTION DATE       NET GAIN (LOSS)
----------------------- --------------- --------------------- ------------------------ ----------------------





       $1,659,729       $           -         $1,659,729              $1,659,729                $ -

                -             221,260            221,260                 221,260                  -

